Exhibit 99.1

For Immediate Release:

Abbott Laboratories	SangStat
Media:	Media:
Jennifer Smoter (847) 935-8865 -or- Tina Brookhouse (847) 935-9390	Maureen Byrne GCI Healthcare& (212) 886-3312
Financial Community:	Financial Community:
John Thomas (847) 938-2655	Therese Crozier (510) 789-4331

U.S. FDA APPROVES ABBOTT'S GENGRAF™ (CYCLOSPORINE) CAPSULES FOR THE PREVENTION OF ORGAN REJECTION IN KIDNEY, LIVER AND HEART TRANSPLANTS

- Abbott and SangStat to Co-Promote a Lower-Cost Alternative,
Gengraf, in the $480 Million U.S. Cyclosporine Market -

ABBOTT PARK, Ill., and FREMONT, Calif., May 15, 2000 -- Abbott Laboratories and SangStat, The Transplant Company®, announced today the United States Food and Drug Administration (FDA) approval to market Abbott's Gengraf™ capsules (cyclosporine capsules, USP [MODIFIED]), an immunosuppressant, for the prevention of organ rejection in kidney, liver and heart transplants. Gengraf is a new cyclosporine capsule that is bioequivalent to, and interchangeable with, Neoral® capsules (cyclosporine capsules, USP [MODIFIED], Novartis), the leading cyclosporine capsule therapy. Additionally, Gengraf will be priced less than Neoral capsules.

"Gengraf is an important advance for transplant recipients due to the cost of medication that they must finance for the rest of their lives," said Lisa Kory, executive director, Transplant Recipients International Organization, Inc. (TRIO). "Lower-cost, therapeutically equivalent medications are important options for transplant recipients."

In addition, Gengraf has been granted an AB rating by the FDA. An AB rating designates that the product is therapeutically equivalent to, or interchangeable with, the reference drug. Under state pharmacy and Medicaid laws, an AB rating allows and, in some cases, mandates substitution of the lower-cost generic drug.

"The bioequivalence data support the interchangeability of Gengraf capsules and Neoral capsules," said Steve Tomlanovich, M.D., professor, Clinical Medicine and Surgery, University of California, San Francisco. "Transplant recipients are hesitant to change therapy if it's working, therefore, convincing data are needed to assure recipients and transplant surgeons of the interchangeability of these drugs."

In a panel assessment by 101 healthy volunteers, Gengraf capsules were reported easy to swallow. In the single study with 101 healthy volunteers, which forced a choice between Gengraf capsules and Neoral capsules and did not allow an option of "no preference," 94 percent of participants (95/101) preferred the aroma of Gengraf capsules to Neoral capsules.

Only physicians experienced in immunosuppressive therapy and management of organ transplant recipients should prescribe Gengraf for patients with transplants. Gengraf, alone or in combination with other immunosuppressive agents, may increase the susceptibility to infection and the development of neoplasia. Gengraf capsules are not bioequivalent to Sandimmune® (cyclosporine capsules, USP [NONMODIFIED], Novartis) and cannot be used interchangeably without a physician's supervision. Cyclosporine blood concentrations should be monitored in patients taking Gengraf. Gengraf can be toxic to the kidneys and liver. Patients receiving Gengraf require frequent monitoring of kidney function. Principal adverse reactions associated with cyclosporine include renal dysfunction, hypertension, hirsutism, tremor and gum hyperplasia.

Cyclosporine is the leading immunosuppressive drug used to prevent graft rejection in transplantation. The United States cyclosporine market accounts for $480 million in sales annually.

"We are pleased to offer transplant recipients another option for immunosuppressive therapy," said Arthur Higgins, president, Pharmaceutical Products Division at Abbott Laboratories. "Abbott is committed to the area of transplantation and immunosuppressive therapy, and we continue to conduct research in this area."

"We are excited about this opportunity to bring yet another product to the transplant market," said Jean-Jacques Bienaimé, president and chief executive officer, SangStat. "We will leverage our current leadership position in transplant acute care as we introduce a cyclosporine capsule to the chronic care market."

Study Highlights

Bioequivalence of Gengraf and Neoral was demonstrated in two well-controlled, randomized pharmacokinetic studies.

Both studies in healthy subjects were single-dose, open-label randomized studies that consisted of three screening periods. The first study compared Gengraf capsules to Neoral capsules under fasting conditions. It concluded that Gengraf 100 mg capsules were bioequivalent to Neoral 100 mg capsules, based on pharmacokinetic analysis. The second study compared Gengraf capsules to Neoral capsules when administered with food. The effect of food on the Gengraf capsule was comparable to the effect of food on the Neoral capsule, based on pharmacokinetic analysis. Thus, these two studies proved that Gengraf capsules and Neoral capsules are bioequivalent and that the effect of food on Gengraf was comparable to the effect of food on Neoral.

In addition, in an open-label conversion study, the steady-state pharmacokinetics of Gengraf capsules were compared to Neoral capsules in stable renal transplant patients of at least six months.

This five-week study of stable, renal transplant recipients consisted of three treatment periods. During Period I, recipients took their usual dose of Neoral twice daily (BID) for two weeks. During Period II, recipients were given the same dose of Gengraf BID for two weeks, and during Period III, patients were changed back to Neoral BID for one week. Twelve-hour pharmacokinetic profiles were obtained on treatment days 1, 14, 15, 28 and 29. Steady-state cyclosporine pharmacokinetic parameters did not change over time for either drug. No dose adjustments were required in any recipient evaluated for pharmacokinetics. In this study, headache and infection were the most commonly reported adverse events for both drugs across the study periods.

In 1999, Abbott and SangStat signed a multi-year, co-promotion, distribution and research agreement. Gengraf will begin shipping today and will be available in pharmacies later this month. The two companies currently co-promote SangStat's liquid cyclosporine, SangCya® (Cyclosporine Oral Solution, USP [MODIFIED], 100 mg/mL).

SangStat, The Transplant Company®

SangStat is a specialty pharmaceutical company dedicated to improving the outcome of organ transplantation through a disease management approach. SangStat's family of monitoring and therapeutic products and product candidates focuses on improvement of the pre-transplant, acute care and chronic phases of transplantation in the worldwide market.

SangStat launched SangCya in November 1998, Thymoglobulin® [Anti-thymocyte Globulin, (Rabbit)] in February 1999 and Celsior® cold storage solution in September 1999 in the United States. SangStat now markets Thymoglobulin in 52 countries. SangCya Oral Solution was launched in the United Kingdom in April 1999. SangStat is based in Fremont, Calif., and operates The Transplant Pharmacy ®, a comprehensive pharmacotherapy management program, and wholly owned subsidiaries, IMTIX-SangStat, SangStat's European base of operations in Lyon, France, SangStat Canada, Ltd. in Mississauga, Ontario, Canada and Human Organ Sciences™, in Fremont, Calif.

SangStat news releases and other information are available on the company's Web site at www.sangstat.com.

Abbott Laboratories

Abbott Laboratories currently manufactures and markets products that aid in the care of transplantation patients in its hospital, diagnostic and nutritional businesses. Abbott Laboratories is a global, diversified health care company devoted to the discovery, development, manufacture and marketing of pharmaceutical, diagnostic, nutritional and hospital products. The company employs 57,000 people and markets its products in more than 130 countries. In 1999, the company's sales and net earnings were $13.2 billion and $2.4 billion, respectively, with diluted earnings per share of $1.57.

Abbott's news releases and other information are available on the company's Web site at www.abbott.com.

###